Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tami Kou
262-544-4811 Ext. 3950
Tami.Kou@Generac.com

Generac Adds Nam Tran Nguyen to Board of Directors

WAUKESHA, Wis. — February 7, 2022 — Generac Holdings Inc. (NYSE: GNRC) (“Generac”), a leading global designer, manufacturer and provider of energy technology solutions and other power products, today announced that Nam Tran Nguyen has joined its Board of Directors where she will also serve on the Company’s Nominating and Corporate Governance Committee.

"Nam has a remarkable track record as an executive leader and her depth of experience in the renewable energy industry make her an excellent addition to our Board of Directors,” said Aaron Jagdfeld, president and chief executive officer of Generac. “We are excited to welcome Nam to our Board as we continue to work tirelessly to fulfill our commitment to revolutionize the 21st-century electrical grid.”

Nam has served as chief operating officer of Generate Capital, a leading sustainable infrastructure platform, since 2020. In her role, Nam is responsible for Generate’s operations, including the management of its assets and portfolio companies, customer success and data and technology functions. Prior to joining Generate, she served as executive vice president at SunPower, one of the largest global solar companies, running its commercial and industrial solar, storage and energy business. Nam has also held the position of vice president of global business development at First Solar, a global provider of comprehensive PV solar solutions, where she led the development, sale and financing of the company’s large-scale solar projects and various M&A activities. Nam also held various positions in investment banking, working in New York, Singapore and Los Angeles.

Nam’s position becomes effective March 1, 2022.

For more information about Generac, visit www.generac.com.

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About Generac

Generac Power Systems, Inc. (NYSE: GNRC) is a leading energy technology company that provides advanced power grid software solutions, backup and prime power systems for home and industrial applications, solar + battery storage solutions, virtual power plant platforms and engine- and battery-powered tools and equipment. Founded in 1959, Generac introduced the first affordable backup generator and later created the category of automatic home standby generator - a market in which nearly eight of ten generators sold is a Generac. The company is committed to sustainable, cleaner energy products poised to revolutionize the 21st century electrical grid.